UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/29/2009

American Technology Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-24248

Delaware	87-0361799
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

15378 Avenue of Science, Ste 100,
San Diego, California 92128
(Address of principal executive offices, including zip code)

858-676-1112
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 29, 2009, the Board of Directors of American Technology Corporation (the "Company") adopted the American Technology Corporation Change in Control Severance Benefit Plan (the "Change in Control Plan"), which provides certain severance and other benefits to eligible officers whose employment is terminated in connection with or following a change of control of the Company. The Change in Control Plan supersedes and replaces any prior plans, policies and practices applicable to the eligible executives relating to severance or vesting acceleration upon a change of control of the Company. Thomas R. Brown, President and Chief Executive Officer, Katherine H. McDermott, Chief Financial Officer, and Norman Carmichael, Vice President of Operations, are eligible to participate in the Change of Control Plan.

The Change of Control Plan provides that in the event of a qualifying termination, each of the participating executives will be entitled to receive (i) a lump sum payment equal to twenty-four months' base salary (less applicable tax and other withholdings), (ii) a lump sum payment equal to the officer's target bonus for the year in which the officer is terminated, (iii) continuation of health benefits for twenty-four months and (iv) accelerated vesting of any unvested stock options and other securities or similar incentives held at the time of termination. A qualifying termination under the Change of Control Plan is any involuntary termination without cause or any voluntary termination for good reason, in each case occurring within three months before or twelve months after a change of control of the Company.

Also on April 29, 2009, the Board of Directors appointed Thomas R. Brown as Chairman of the Board for the Company, replacing Elwood G. Norris. Mr. Norris will remain a member of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Technology Corporation

Date: May 01, 2009	By:	/s/ Katherine H. McDermott
Katherine H. McDermott
Chief Financial Officer